Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of Church & Dwight Co., Inc. and subsidiaries, and the effectiveness of Church & Dwight Co., Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, NJ

September 20, 2017